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                                                                 EXHIBIT 11.1

                               ATL PRODUCTS, INC.

                       COMPUTATION OF EARNINGS PER SHARE



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

                                                                                                          Nine Months
                                                               Year Ended March 31                     Ended December 31
                                                 ---------------------------------------------------------------------------
                                                      1994            1995            1996            1995            1996
                                                 ---------------------------------------------------------------------------
Average shares outstanding                         8,005,000       8,005,000       8,005,000       8,005,000       8,005,000

Shares related to SAB No. 83                         479,455         479,455         479,455         479,455         479,455
                                                 ---------------------------------------------------------------------------

Shares used in computing net income (loss)
     per share                                     8,484,455       8,484,455       8,484,455       8,484,455       8,484,455
                                                 ===========================================================================

Net Income (Loss)                                $(1,895,000)    $(7,515,000)    $(1,189,000)    $(2,421,000)     $2,813,000
                                                 ===========================================================================
Income (loss) per share                                $(.22)          $(.89)          $(.47)          $(.29)           $.33
                                                 ===========================================================================

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